Exhibit 99.1

For release:	February 24, 2012
Contact:	Media Linda Hohn Associate General Counsel (610) 660-6862

lhohn@global-indemnity.com

GLOBAL INDEMNITY PLC ANNOUNCES THE RETIREMENT OF

MICHAEL J. MARCHIO FROM ITS BOARD OF DIRECTORS

DUBLIN, Ireland, February 24, 2012 – Global Indemnity plc (NASDAQ: GBLI) – Global Indemnity plc today announced that Michael J. Marchio is retiring from its Board of Directors effective February 27, 2012.

“Mike Marchio served as a distinguished member of the Board since his 2007 appointment. Over his nearly 5 years of service as a Director, Chair of the Board’s Compensation and Benefits Committee, member of the Board’s Audit Committee, and member of the Board’s Enterprise Risk Management Committee, Mike made immeasurable contributions to our Board’s deliberations, which significantly enhanced Global Indemnity. Mike will be greatly missed,” said Saul Fox, Chairman of the Board of Directors and Chief Executive of Fox Paine, LLC, whose affiliates constitute Global Indemnity’s majority shareholder. Mike Marchio retired from full-time employment as worldwide director of claims and executive vice president after more than 35 years with Chubb & Son. “It was a privilege, honor, and pleasure to have worked with Saul, my fellow Board members, and senior management on behalf of all Global Indemnity shareholders,” Mr. Marchio said.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	UNITED STATES BASED INSURANCE OPERATIONS

•	BERMUDA BASED REINSURANCE OPERATIONS

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.